SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940


            The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

        Name: WCMA MONEY FUND

        Address of Principal Business Office (No. & Street, City, State, and Zip
        Code):

                         800 Scudders Mill Road
                         Plainsboro, New Jersey  08536

        Telephone Number (including area code): (609) 282-2800

        Name and Address of Agent for Service of Process:

                         Terry K. Glenn
                         800 Scudders Mill Road
                         Plainsboro, New Jersey  08536

                         Mailing Address:
                         P.O. Box 9011
                         Princeton, New Jersey  08543-9011

        Check Appropriate Box:

                         Registrant is filing a Registration Statement
                 pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                         YES  |X|                         NO  :

                                   SIGNATURES


        Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Township of Plainsboro, and State of New Jersey on the 10th day of September, 2002.


                         Signature:

                         WCMA MONEY FUND


                         By:   /s/ Donald C. Burke
                            ----------------------------------------------
                            Donald C. Burke (Vice President and Treasurer)


                                       2